UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 7, 2008

RAIT Financial Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2929 Arch St., 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 7, 2008, the compensation committee of the board of trustees of RAIT Financial Trust approved, and RAIT subsequently entered into, a supplemental letter agreement with Mr. Plamen M. Mitrikov. This letter agreement supplements Mr. Mitrikov's employment agreement with RAIT dated as of June 8, 2006 which continues in accordance with its terms. Mr. Mitrikov has served as RAIT’s executive vice president-asset management since December 2006.

The letter agreement provides that, commencing on August 1, 2008 and continuing for as long as RAIT requires Mr. Mitrikov to work in the United Kingdom, RAIT will provide Mr. Mitrikov with: (i) a monthly cash payment equal to $5,500 per month housing allowance; (ii) an amount equal to any excess income taxes that Mr. Mitrikov incurs as a direct result of his agreed work arrangement with RAIT in the United Kingdom over his same tax liability as if he continued to live and work only in the United States (Federal, State, and local taxes); and (iii), at RAIT’s cost, the services of an accounting firm to assist him with the preparation of his United States and United Kingdom tax filing requirements and also to assist with the appropriate calculations to determine any reimbursements from RAIT. The letter agreement also provides that RAIT will provide Mr. Mitrikov with a one-time lump sum cash payment equal to $66,000 associated with apartment rent Mr. Mitrikov paid in the United Kingdom up to and through July 31, 2008.

A copy of this supplemental letter agreement is being filed as exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Letter Agreement dated as of August 7, 2008 by and between RAIT Financial Trust and Plamen M. Mitrikov.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

August 13, 2008	By:	/s/ Jack E. Salmon

Name: Jack E. Salmon
Title: Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	Letter Agreement dated as of August 7, 2008 by and between RAIT Financial Trust and Plamen M. Mitrikov.